Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-239500 on Form S-1 of our report dated May 22, 2020, (July 13, 2020, as to the effects of the reverse share split described in Note 17) relating to the financial statements of Pandion Therapeutics Holdco LLC. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 13, 2020